Exhibit 22.0

Exhibit 22 – Subsidiary Guarantors and Issuers of Guaranteed Securities

Invesco Ltd (the “Parent”) guarantees certain debt securities (the “Senior Notes”) issued by Parent’s indirect 100%-owned subsidiary, Invesco Finance PLC, a public limited company organized under the laws of the United Kingdom (the “Issuer”). Pursuant to Item 601(b)(22) of Regulation S-K, Issuer’s Senior Notes which are guaranteed by Parent are listed below.

Senior Notes $500 million 3.750%, due January 15, 2026

Senior Notes $400 million 5.375%, due November 30, 2043